BRITISH COLUMBIA
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Number: BC0827202

CERTIFICATE
OF
INCORPORATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that GEORGETOWN CAPITAL CORP. was incorporated under the Business Corporations Act on June 9, 2008 at 08:23 AM Pacific Time.

Issued under my hand at Victoria, British Columbia
On June 9, 2008

RON TOWNSHEND
Registrar of Companies
Province of British Columbia
Canada